Exhibit 99.1

September 13, 2004	FOR IMMEDIATE RELEASE

WATERS INSTRUMENTS ANNOUNCES FOURTH QUARTER
AND YEAR-END FINANCIAL RESULTS

Minneapolis - Waters Instruments, Inc. (NASDAQ:WTRS) today announced financial results for the fourth quarter and fiscal year ended June 30, 2004. The fourth quarter fiscal year 2004 net sales from continuing operations were level with last year’s net sales at approximately $7.8 million. The company reported a net income of $751,000 or $0.32 per share, compared with last year’s fourth quarter earnings of $445,000 or $.20 per share. Net income improved primarily from the elimination of operating expenses associated with the company’s disposed Rochester, Minn. facility that existed in the prior year.

For fiscal year 2004, net sales from continuing operations were $24.2 million, a 5.2 percent increase from $23 million for the same period in 2003. Net income for fiscal year 2004 was $1,964,000 or $0.85 per share compared to $610,000 or $0.27 per share for fiscal year 2003. Contributing to fiscal year 2004 performance were gains, after tax, of $185,000 from the sale of Principal Financial Group common stock and $795,000 from the sale of its Rochester facility.

“During fiscal year 2004, we sharpened our focus on our core businesses and strategically invested in new products and markets. We anticipate this will result in a positive impact on future sales and earnings,” said President and Chief Executive Officer Jerry Grabowski. “We continue to target $50 million in sales by 2008 and believe we are making progress positioning ourselves toward that goal.

“In addition, we substantially paid down our long-term debt in fiscal year 2004 to better position the company financially,” said Mr. Grabowski. “We believe this will allow us to continue our efforts to grow sales through both acquisitions and new product introductions.”

The Zareba Systems division, representing 89 percent of total company sales, increased sales in fiscal year 2004 by 5.2 percent to $21.6 million. The sales increase was the result of growth for the company’s electric fence systems as well the effects of the company’s major retail farm chain customers expanding the numbers of their stores.

The Waters Medical Systems division, representing 11 percent of total company sales, continued to expand sales of its RM3 renal perfusion and oximetry devices in global markets. Sales in fiscal year 2004 increased by 5.8 percent to $2.6 million due primarily to increased sales of it Oxicom products.

Waters Instruments, Inc. is a customer-focused, market-driven provider of value-added technology solutions from two divisions - Zareba Systems, North America’s largest electric fence system manufacturer and Waters Medical Systems, the industry leader in products for preservation of kidneys prior to transplant and whole blood oximetry used in cardiac catheterization labs.  A Minnesota corporation since 1960, the company’s corporate headquarters is located in Minneapolis, with manufacturing facilities in Rochester and Ellendale, Minn.  The corporate web site is located at www.wtrs.com.

Fourth Quarter and Year-end FY2004 Financial Results

Waters Instruments, Inc.
Condensed Income Statement Highlights

	Three Months Ended		Fiscal Year Ended
	06/30/04	06/30/03	06/30/04	06/30/03
Net sales	$7,797,000	$7,780,000	$24,186,000	$22,984,000
Gross profit	$3,450,000	$2,818,000	$9,228,000	$8,423,000
Operating income from continuing operations	$1,255,000	$648,000	$1,892,000	$1,125,000
Income from continuing operations before income taxes	$1,216,000	$581,000	$3,100,000	$855,000
Income from continuing operations after taxes	$751,000	$378,000	$1,976,000	$556,000
Income (loss) from discontinued operations of WNS division, less applicable tax effect	$—	$67,000	$(15,000)	$54,000
Gain on disposal of WNS division, less applicable income tax effect	$—	$—	$3,000	$—
Net income after tax	$751,000	$445,000	$1,964,000	$610,000
Basic net income per share	$0.32	$0.20	$0.85	$0.27
Weighted average number of shares outstanding - basic	2,343,488	2,279,174	2,311,723	2,272,383

Waters Instruments, Inc.
Condensed Balance Sheet Highlights

	6/30/04	6/30/03
Current Assets
• Cash and equivalents	$—	$806,000
• Account receivable	$5,352,000	$5,785,000
• Inventories	$3,958,000	$3,598,000
• Prepaid expenses	$291,000	$157,000
• Deferred income taxes	$273,000	$262,000
• Current assets of discontinued operations	$—	$205,000
Total Current Assets	$9,874,000	$10,813,000
Net property, plant and equipment	$3,855,000	$2,685,000
Other assets	$5,650,000	$6,002,000
Total Assets	$19,379,000	$19,500,000
Current Liabilities
• Account payables	$1,855,000	$2,321,000
• Accrued expenses/other accrued liabilities	$2,517,000	$1,648,000
• Current portion of LTD	$1,039,000	$1,061,000
Total Current Liabilities	$5,411,000	$5,030,000
Long-term debt, less current maturities	$15,000	$2,661,000
Non-compete liability, less current maturities	$500,000	$750,000
Deferred income taxes	$543,000	$227,000
Total Liabilities and Debt	$6,469,000	$8,668,000
Common stock	$235,000	$228,000
Additional paid-in-capital	$1,567,000	$1,368,000
Retained earnings	$11,108,000	$9,236,000
Total Stockholders’ Equity	$12,910,000	$10,832,000
Total Liabilities and Equity	$19,379,000	$19,500,000

This release includes certain “forward-looking statements” as defined under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relating to (i) continued growth for the Zareba Systems and Medical Systems divisions which depends on successful product support and development, obtaining necessary governmental approvals, effectively commercializing products with enforceable intellectual property rights, (ii)a positive impact on future sales and earnings due to investments in new products which depends on the effectiveness and timing of such investments, changes and delays in product development plans and schedules, customer acceptance of new products, development, introduction, or consumer acceptance of competing products, changes in technology, pricing or other actions by competitors, and (iii) progressing toward $50 million in sales by 2008 which depends on numerous economic, competitive and other business conditions, including the factors that impact future sales growth and the success of new products and new investments. All such forward-looking statements also depend on general economic conditions and other factors that could cause actual results to differ materially from those stated in such statements.

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Contact:	Elaine Beckstrom
763-509-7447